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                                                                     EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY


American Factors Group, Inc.                -        80% owned by the Company
Americal Investment Management              -        80% owned by the Company
Medical Billing Services Systems, Inc.      -        100% owned by the Company
Premier Provider Services, Inc.             -        100% owned by the Company